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                                                                      Exhibit 11

                        Computation of Net Loss Per Share

                                                                     Three Months Ended                  Six Months Ended
                                                                           June 30,                          June 30,
                                                                     1997            1996              1997            1996
                                                                  (unaudited)     (unaudited)       (unaudited)     (unaudited)
                                                                 ------------    ------------      ------------    ------------
Net loss                                                         $ (1,729,880)   $   (133,526)     $ (2,434,089)   $   (176,693)

Loss per common and common equivalent share:

   Weighted average number of shares of common stock
   outstanding during the periods after giving effect to the
   one-for-three reverse stock split in July 1996                  12,174,009       1,331,676        12,131,003       1,329,106

   Common equivalent shares from stock options issued
   during the 12-month period prior to the registration
   statement filing using the treasury stock method                        --              --                --          99,462

   Conversion of the Series A Convertible Preferred Stock
   using the if-converted method                                           --              --                --       2,479,942

   Conversion of the Series B Convertible Preferred Stock
   using the if-converted method                                           --              --                --       1,295,807
                                                                 ------------    ------------      ------------    ------------

   Shares used in calculation of net loss per share                12,174,009       1,331,676        12,131,003       5,204,317

   Net loss per common and common equivalent share               $      (0.14)   $      (0.10)     $      (0.20)   $      (0.03)
                                                                 ============    ============      ============    ============